Exhibit 99.1

CONTACT:	Kent Griffin Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS
SAN DIEGO, CA — February 26, 2007 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the fourth quarter and year ended December 31, 2006.
2006 Highlights
•	Acquired 16 properties — consisting of 3.1 million rentable square feet of improved office and laboratory space, 797,000 rentable square feet under construction and undeveloped land that can support up to 900,000 rentable square feet of space — for an aggregate purchase price of approximately $1.3 billion, more than doubling total assets in 2006

•	Equity market capitalization increased to $2.0 billion from $1.2 billion at year-end 2005, while the company maintained a conservative leverage profile with a debt to total market capitalization of 40.7% at year-end

•	Total revenues increased 59.4% to $221.4 million in 2006 from $138.9 million in 2005, resulting in an increase in funds from operations (FFO) of 77.6% to $102.5 million in 2006

•	FFO per diluted share increased 27.0% to $1.74 in 2006
Fourth Quarter 2006 Highlights
•	In November 2006, acquired the Center For Life Science | Boston, a world-class laboratory facility under construction in the heart of the Longwood Medical Area that is 80% pre-leased to four institutions affiliated with Harvard Medical School

•	Also acquired two properties in San Diego and one property in the Seattle market, representing a total of 187,064 rentable square feet

•	FFO per diluted share increased to $0.47, up 34.3% over fourth quarter 2005
“Our $1.3 billion of total investments in 2006 well exceeded our impressive acquisition program in 2005, in which we acquired $715.2 million of properties. In addition to the tremendous strides we’ve made in growing our portfolio, we’re particularly proud to have executed on our plan to significantly expand our investments in projects we intend to develop or redevelop, which represented 38.7% and 16.6%, respectively, of our new investments in 2006,” said Alan Gold, President and Chief Executive Officer of BioMed Realty Trust.

Fourth Quarter and Full Year 2006 Financial Results
Total revenues for the fourth quarter of 2006 increased 42.9% to $63.6 million from $44.5 million in the fourth quarter of 2005. Net income for the fourth quarter of 2006 increased 173.9% to $12.6 million, compared to $4.6 million in the fourth quarter of 2005. Net income per diluted share increased 90.0% to $0.19 for the fourth quarter of 2006 from $0.10 in the fourth quarter of 2005.
FFO increased 84.5% to $32.1 million for the fourth quarter of 2006 from $17.4 million in the fourth quarter of 2005. FFO per diluted share increased 34.3% to $0.47 for the fourth quarter of 2006 compared to $0.35 in the fourth quarter of 2005.
For the full year 2006, total revenues increased 59.4% to $221.4 million from $138.9 million in 2005. Net income for 2006 increased 105.9% to $35.0 million, compared to $17.0 million in 2005. Net income per diluted share increased 40.9% to $0.62 for 2006 from $0.44 in 2005.
FFO increased 77.6% to $102.5 million for 2006 from $57.7 million in 2005. FFO per diluted share increased 27.0% to $1.74 for 2006 compared to $1.37 in 2005.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
In June 2006, the company completed a follow-on common stock offering of 10.4 million shares at $28.65 per share, resulting in net proceeds of $286.5 million, and in August 2006, the company completed a follow-on common stock offering of 8.0 million shares at $28.75 per share, resulting in net proceeds of $220.3 million.
In June 2006, the company amended and restated its unsecured revolving credit facility, doubling the size of the facility from $250 million to $500 million. In addition to increasing the size of the facility, the amendment extended the term to June 2009, provided greater flexibility with respect to covenants, and reduced the borrowing rate. The company may extend the maturity date of the revolving credit facility to June 2010 and may increase the amount of the facility to $700 million upon satisfying certain conditions.

In August 2006, the company closed a $147 million loan secured by the company’s Shady Grove Road property in Rockville, Maryland. This loan bears interest at 5.97% per annum and matures in 2016. In addition, in September 2006, the company issued $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026.
In connection with the acquisition of the Center for Life Science | Boston, in November 2006, the company obtained a $550 million secured acquisition and construction loan. The loan bears interest at a variable rate equal to LIBOR plus 122.5 basis points and matures in November 2009, subject to a one-year extension option. Also in connection with the acquisition of the Center for Life Science | Boston, the company entered into four forward starting interest rate swap agreements, which have the effect of fixing the interest rate on the long-term debt the company expects to enter into upon completing construction of the project in 2008.
As of December 31, 2006, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $390.4 million, excluding $13.5 million of debt premium, and a weighted-average interest rate of 6.28% at year-end; a $250 million secured term loan, for which the company, through an interest rate swap, has fixed the interest rate at 6.4% until the loan matures in 2010; $175 million aggregate principal amount of 4.50% exchangeable senior notes due 2026; $228.2 million in outstanding borrowings under the company’s $500 million unsecured revolving credit facility, with a weighted-average interest rate of 6.55% at year-end; and $286.4 million in outstanding borrowings under the company’s $550 million acquisition and construction loan secured by the Center for Life Science | Boston property, with a weighted-average interest rate of 6.58% at year-end. The company’s debt to total market capitalization ratio was 40.7% at December 31, 2006.
Portfolio Update
In addition to 12 properties representing a total of 2.9 million rentable square feet acquired during the first three quarters of 2006, during the fourth quarter the company acquired four properties:
•	Center for Life Science | Boston — a 702,940 square foot life science research building located in the Longwood Medical Area in Boston, Massachusetts, which is currently under construction

•	217th Place — a 67,340 square foot office/laboratory building in Bothell, Washington

•	4215 Sorrento Valley Boulevard — a 54,924 square foot office/laboratory facility in San Diego, California

•	10835 Road to the Cure — a 64,800 square foot office/laboratory building in San Diego, California

As of year-end 2006, BioMed Realty Trust owned 56 properties, located principally in Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, and New York/New Jersey. The portfolio was approximately 96.3% leased, not including 1.3 million square feet that was available for redevelopment. In addition, the company had properties with approximately 1.2 million rentable square feet under construction and undeveloped land that management estimates can support up to an additional 1.1 million rentable square feet of laboratory and office space.
Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a fourth quarter 2006 dividend of $0.29 per share of common stock, payable to stockholders of record at the close of business on December 29, 2006. The dividend was paid on January 16, 2007. For the full year 2006, the company declared dividends totaling $1.16 per share.
Earnings Guidance
As a result of the company’s series A preferred stock offering in January 2007, the company has revised earnings guidance for the year ending December 31, 2007 for earnings per diluted share and FFO per diluted share, which is set forth and reconciled below.

2007
(Low — High)

Projected net income per diluted share	$0.58 — 0.67
Add:
Minority interest	$0.03
Real estate depreciation and amortization	$1.15
Projected FFO per diluted share	$1.76 — 1.85
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.

Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Tuesday, February 27, 2007 to discuss the company’s financial results and operations for the year. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (866) 510-0676 (domestic) or (617) 597-5361 (international) with call ID number 85901255. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Tuesday, February 27, 2007 through midnight Pacific Time on Sunday, March 4, 2007 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code 24650550.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 56 properties, representing 92 buildings with approximately 7.9 million rentable square feet in the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2006	2005
ASSETS
Investments in real estate, net	$2,457,538	$1,129,371
Investment in unconsolidated partnership	2,436	2,483
Cash and cash equivalents	25,664	20,312
Restricted cash	6,426	5,487
Accounts receivable, net	5,985	9,873
Accrued straight-line rents, net	20,446	8,731
Acquired above market leases, net	7,551	8,817
Deferred leasing costs, net	129,322	136,640
Deferred loan costs, net	17,608	4,855
Prepaid expenses	3,627	2,164
Other assets	16,039	8,577

Total assets	$2,692,642	$1,337,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$403,836	$246,233
Secured construction loan	286,355	—
Secured term loan	250,000	250,000
Exchangeable senior notes	175,000	—
Unsecured line of credit	228,165	17,000
Security deposits	7,704	6,905
Dividends and distributions payable	19,847	13,365
Accounts payable, accrued expenses and other liabilities	62,602	23,012
Acquired below market leases, net	25,101	29,647

Total liabilities	1,458,610	586,162
Minority interests	19,319	20,673
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 65,425,598 and 46,634,432 shares issued and outstanding at December 31, 2006 and 2005, respectively	654	466
Additional paid-in capital	1,272,243	757,591
Accumulated other comprehensive income	8,417	5,922
Dividends in excess of earnings	(66,601)	(33,504)

Total stockholders’ equity	1,214,713	730,475

Total liabilities and stockholders’ equity	$2,692,642	$1,337,310

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Rental	$49,241	$29,756	$166,732	$92,650
Tenant recoveries	14,399	14,198	54,590	42,232
Other income	8	538	88	3,974

Total revenues	63,648	44,492	221,410	138,856

Expenses:
Rental operations	10,689	11,626	41,001	34,505
Real estate taxes	6,020	4,031	20,584	11,868
Depreciation and amortization	18,915	12,546	65,610	39,378
General and administrative	4,923	4,277	18,085	13,278

Total expenses	40,547	32,480	145,280	99,029

Income from operations	23,101	12,012	76,130	39,827
Equity in net income of unconsolidated partnership	21	28	83	119
Interest income	288	345	1,102	1,333
Interest expense	(10,288)	(7,581)	(40,672)	(23,226)

Income before minority interests	13,122	4,804	36,643	18,053
Minority interest in consolidated partnerships	22	48	137	267
Minority interests in operating partnership	(555)	(283)	(1,747)	(1,274)

Net income	$12,589	$4,569	$35,033	$17,046

Basic earnings per share	$0.19	$0.10	$0.63	$0.44

Diluted earnings per share	$0.19	$0.10	$0.62	$0.44

Weighted-average common shares outstanding:
Basic	65,151,884	46,290,279	55,928,595	38,913,103

Diluted	68,218,566	49,482,818	59,018,004	42,091,195

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$12,589	$4,569	$35,033	$17,046
Adjustments:
Minority interests in operating partnership	555	283	1,747	1,274
Depreciation and amortization — real estate assets	18,935	12,566	65,690	39,428

Funds from operations	$32,079	$17,418	$102,470	$57,748

Funds from operations per share — diluted	$0.47	$0.35	$1.74	$1.37

Weighted-average common shares outstanding —diluted	68,218,566	49,482,818	59,018,004	42,091,195

We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.